ASSIGNMENT OF LEASE
AMENDMENT

THIS AMENDED ASSIGNMENT OF LEASE (“Agreement”) is made and entered into as of the 31st day of July 2007 (“Effective Date”), by and between One World Energy Corporation, (“Assignee”), and Millwood Development Inc. (“Assignor”) (hereinafter together sometimes referred to as “the Parties”).  This Agreement supersedes the prior Assignment entered into on or about June 11, 2007, between the Assignor and Inform Worldwide Holdings, Inc.

RECITALS:

A.  Assignor, as lessee, has executed that two certain Leases, dated December 06, 2006  (“Matoncha”), and October 28, 2006 (“Selinger”) covering those certain premises and related improvements described on Exhibit A attached hereto (the “Premises”).

B.  Assignor desires to assign its rights as lessee in the Lease to Assignee, and Assignee desires to accept the assignment of the Lease and to assume the obligations of Assignor under the Lease, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration for entering into the Independent Contractor Agreement entered into on or about July 31, 2007, and for promises and conditions contained in this Agreement, with the parties intending this Assignment to be legally binding, Assignor and Assignee hereby agree as follows:

1.  Assignment and Assumption of Lease.  Subject to the provisions of this Agreement, Assignor does hereby assign, transfer, set over and deliver to Assignee all of its right, title and interest in and to the Lease, and by accepting this assignment and by the execution of this Agreement, Assignee hereby assumes the payment and performance of, and agrees to pay, perform and discharge, as a direct obligation of Assignee, all of Assignor’s duties and other obligations under the terms, covenants and conditions of the Lease, including, without limitation, the payment of rent and compliance with all terms, covenants and conditions of the Lease.  Except as otherwise expressly provided in this Agreement, all the terms, covenants and conditions of the Lease remain in full force and effect as applied to Assignee.

2.  Restrictions.  The assignment of the Lease is made subject, subordinate and inferior to any easements, covenants and other matters and exceptions of record or apparent as of the date of this Agreement.

3.  “AS IS”.  ASSIGNEE ACKNOWLEDGES AND AGREES, BY ITS ACCEPTANCE HEREOF, THAT, EXCEPT AS MAY BE EXPRESSLY PROVIDED HEREIN, ASSIGNOR IS ASSIGNING THE LEASE AND DELIVERING THE PREMISES “AS IS, WHERE IS” AND IN ITS PRESENT CONDITION WITH ALL FAULTS, AND THAT ASSIGNOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE STATUS, NATURE, QUALITY OR CONDITION OF THE LEASE OR THE LEASED PREMISES.

4.  Indemnification.

(a)  Assignee hereby agrees to indemnify, defend and hold harmless Assignor from any and all costs, liabilities, losses, damages, expenses, liens or claims (including, without limitation, reasonable attorneys’ fees and costs) arising out of or relating in any way to the Lease except to the extent they arise from any failure by Assignor to perform its duties or other obligations under the terms, covenants and conditions of the Lease prior to the Effective Date.

(b)  Assignee further agrees to protect, indemnify and hold harmless Assignor and its officers, employees, representatives, agents, fiduciaries, attorneys, directors, shareholders, insurers, predecessors, parents, affiliates, benefit plans, successors, heirs and assigns from and against any and all costs, liabilities, losses, damages, expenses, liens or claims (including, without limitation, reasonable attorneys’ fees and costs) directly or indirectly arising out of or attributable to the acts or omissions of Assignee or its agents, contractors, servants or employees with respect to Premises or any activities thereon.  This indemnity shall survive the termination of the Lease and this Agreement.

1.  No Partnership.  The relationship of the parties hereto is solely that of Assignor and Assignee with respect to the Premises and no joint venture or other partnership exists between the parties hereto.  Neither party has any fiduciary relationship hereunder to the other.

2.  Notice.  Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

If to Assignee:	2501 North Green Valley Parkway Suite 110 Henderson, Nevada 89120 Attention: Ash Mascarenhas
If to Assignor:	1293 Route 217 Derry, PA 15627 Attention: Ralph Smith

or to such other address as either party may from time to time specify in writing to the other party.  Any notice shall be effective only upon delivery, which for any notice given by facsimile shall mean notice, which has been received by the party to whom it is sent as evidenced by confirmation slip.

1.  Entire Agreement.  This Agreement constitutes the entire agreement of the parties pertaining to its subject matter and supersedes any prior or contemporaneous negotiations, representations, agreements and understandings of the parties with respect to such matters, whether written or oral.  The parties acknowledge that they have not relied on any promise, representation or warranty, expressed or implied, not contained in this Agreement.  Parol evidence will be inadmissible to show agreement by and among the parties to any term or condition contrary to or in addition to the terms and conditions contained in the Agreement.  As between Assignor and Assignee, in the event of any conflict or discrepancy between the Lease and this Agreement, the provisions of this Agreement shall control.

2.  Interpretation; Amendment.  In interpreting the language of this Agreement, all parties to this Agreement shall be treated as having drafted this Agreement after meaningful negotiations.  The language in this Agreement shall be construed as to its fair meaning and not strictly for or against either party.  This Agreement may be modified only by a writing signed by each party.

3.  Attorneys’ Fees.  If any party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, and an action is filed, the prevailing party in any such action shall be entitled to recover from the other party, in addition to any other relief that may be granted, its court costs and reasonable attorneys’ fees and disbursements, including such incurred in connection with any appeal.

4.  Counterparts.  This Agreement may be signed in counterparts and all counterparts so executed shall constitute one contract, binding on the all parties hereto, even though all parties are not signatory to the same counterpart.

5.  Binding Effect.  This Agreement shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

6.  Governing Law.  This Agreement is governed by and construed in accordance with the laws of the State of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ASSIGNEE: One World Energy Corporation	ASSIGNOR: Millwood Development, Inc.
Ash Mascarenhas	Ralph Smith
By: /s/ Ash Mascarenhas Title: CEO & Director	By: /s/ Ralph Smith